Exhibit 99.1

News Release

Mirant Media contact:

   Felicia Browder, 678 579 3111

   felicia.browder@mirant.com

Mirant Investor Relations contacts:

   Mary Ann Arico, 678 579 7553

   maryann.arico@mirant.com

Stockholder inquiries:

   678 579 7777

August 7, 2007

Mirant to Complete Settlement with Pepco

ATLANTA — Mirant Corporation (NYSE:MIR) announced today that it has settled the challenge to its 2006 settlement of its disputes with Potomac Electric Power Company (Pepco). The 2006 Pepco settlement therefore will become effective in the third quarter of 2007, resulting in a 2007 pre-tax book gain of approximately $370 million and an estimated federal tax deduction of approximately $600 million related to the distribution of Mirant common shares to Pepco and to a supplemental distribution to other claims holders in Mirant’s bankruptcy that is described below.

The 2006 Pepco settlement, once effective, will resolve all remaining disputes between Pepco and Mirant in Mirant’s bankruptcy proceedings and will end Mirant’s obligations to make any further payments under out-of-market electricity supply contracts for which Mirant became responsible in connection with its purchase of Pepco’s generation assets in 2000.    Mirant also will receive from Pepco cash reimbursements of $70 million for an advance payment made by Mirant in 2006 under the 2006 Pepco settlement and approximately $36 million for amounts paid by Mirant related to the out-of-market contracts since May 31, 2006.

Pepco will receive a claim in Mirant’s bankruptcy proceedings for $520 million. To satisfy that claim, Mirant will distribute to Pepco shares reserved by Mirant under its Plan of Reorganization to address unresolved claims.  The exact number of shares to be distributed will be determined by Mirant after the 2006 Pepco settlement becomes effective and will be based upon the then-current share price.

The challenge to the 2006 Pepco settlement was brought by some holders of claims in Mirant’s bankruptcy proceedings. Both the Bankruptcy Court and the U.S District Court approved the 2006 Pepco settlement, and the challengers appealed to the United States Court of Appeals for the Fifth Circuit. Mirant and those challengers have reached a settlement and the parties shortly will request that the Fifth Circuit dismiss the appeal, Upon the dismissal, the 2006 Pepco settlement will become effective.

Under the settlement reached with the claims holders, once the 2006 Pepco settlement has become effective and Mirant has distributed to Pepco the shares due it, Mirant will make a supplemental distribution under the Plan of all but approximately 1 million of the reserved shares that remain after the distribution of shares is made to Pepco on a pro rata basis to the holders of allowed Mirant Debtor Class 3 — Unsecured Claims in its bankruptcy proceedings. Calculated based upon the closing price for Mirant’s common stock on Tuesday, August 7, 2007, of $39.63 per share, the number of reserved shares to be distributed to Pepco under the 2006 Pepco settlement would be approximately 13.5 million shares and the number of shares to be distributed in the supplemental distribution under the Plan would be approximately 6.3 million shares.  These are estimates and the actual amounts of the shares included in each of the two distributions will depend on the closing price of Mirant’s common stock on the date on which the shares are distributed to Pepco.  Mirant expects that date to be within two weeks of the Fifth Circuit’s order dismissing the pending appeal.

Regardless of variances in the closing price of Mirant’s common stock, the total number of reserved shares included in both the distribution to Pepco and the supplemental distribution will be approximately 19.8 million shares. Mirant expects to make the supplemental distribution of shares to holders of allowed Mirant Debtor Class 3 — Unsecured Claims shortly after the number of shares to be distributed to Pepco is set in accordance with the 2006 Pepco settlement.

The “reserved” shares, including the shares to be distributed either to Pepco or as part of the supplemental distribution, have been issued and included in the calculation of shares outstanding and earnings per share since the Company emerged from bankruptcy on January 3, 2006. As a result, the distributions to Pepco and holders of allowed Mirant Debtor Class 3 — Unsecured Claims will not dilute current shareholders.

A summary of the material terms of the 2006 Pepco settlement and the agreement itself were filed with the Securities and Exchange Commission on May 31, 2006, on a Form 8-K.  The settlement agreement with those holders of allowed claims who appealed the approval of the 2006 Pepco settlement was filed with the Securities and Exchange Commission on August 7, 2007, on a Form 8-K.

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Mirant is a competitive energy company that produces and sells electricity in the United States, and the Caribbean. Mirant owns or leases approximately 11,350 megawatts of electric generating capacity globally. The company operates an asset management and energy marketing organization from its headquarters in Atlanta. For more information, visit www.mirant.com.

Cautionary Language Regarding Forward-Looking Statements

Some of the statements included herein involve forward-looking information.  Mirant cautions that these statements involve known and unknown risks and that there can be no assurance that such results will occur.  There are various important factors that could cause actual results to differ materially from those indicated in the forward-looking statements, such as, but not limited to, the net proceeds received by Pepco from the disposition of the common stock distributed to it under the settlement agreement could be more or less than expected, and other factors described in Mirant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 filed with the Securities and Exchange Commission.